EXHIBIT 21.  SUBSIDIARY OF PRINCETON NATIONAL BANCORP, INC.




Citizens First National Bank                  Princeton National Bancorp, Inc.
                                               owns 100 percent of the shares
                                               Citizens First National Bank.



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